EXHIBIT 16

NEWS RELEASE
FROM...
                       [PROLER INTERNATIONAL CORP. LOGO]

SCHNITZER STEEL:
TOM ZELENKA
(503) 323-2821

PROLER:
MICHAEL LOY
(713) 963-5904

FOR IMMEDIATE RELEASE


                  SCHNITZER AND PROLER ANNOUNCE REQUEST FOR
                      INFORMATION FROM JUSTICE DEPARTMENT
                 IN CONNECTION WITH SCHNITZER'S ACQUISITION OF
                          PROLER INTERNATIONAL CORP.

PORTLAND, OREGON; HOUSTON, TEXAS: October 7, 1996 - Schnitzer Steel Industries, Inc. (NASDAQ:SCHN) and Proler International Corp. (NYSE:PS) announced today that Schnitzer and Proler have received a second request for additional information from the U.S. Department of Justice with respect to their filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 for the acquisition of Proler by Schnitzer. As previously announced, on September 15, 1996 Proler and Schnitzer signed a definitive agreement for the acquisition of Proler by Schnitzer through a cash tender offer and merger at a price of $7.50 in cash for each Proler share. Schnitzer's tender offer commenced on September 20, 1996.

"Both companies are working on promptly complying with the Justice Department's request," stated Robert Philip, president of Schnitzer. The request will extend the waiting period under the Hart-Scott-Rodino Act for 10 days following the receipt by the Justice Department of the requested information. No purchase of Proler securities can be consummated until the waiting period expires or is terminated.

Schnitzer operates one of the largest scrap recycling businesses in the Western United States. The Company supplies ferrous scrap to Asian and domestic steel producers through its scrap collection, processing and deep water facilities located in Oakland, California; Portland, Oregon; and Tacoma, Washington. The Company also operates collection and processing facilities in Eugene, Bend, White City and Grants Pass, Oregon; and Sacramento and Fresno, California. Schnitzer's subsidiary, Cascade Steel Rolling Mills, Inc. (Steel Operations), operates the only vertically integrated mini-mill in the Western United States which can obtain its entire scrap requirements from its own scrap operations. Cascade's steel mini-mill in McMinnville, Oregon manufactures rebar, merchant bar, fence posts, special sections and grape stakes. In addition, Cascade maintains mill depots in Union City and El Monte, California.

Proler is an environmental services company involved in the recovery and recycling of scrap metals and industrial wastes to produce high-quality, commercial products. Through joint ventures, Proler exports ferrous scrap to predominantly foreign markets from scrap collection, processing and deep water facilities located in Los Angeles, California; Providence, Rhode Island; Everett, Massachusetts; and Jersey City, New Jersey. Proler's joint ventures operate additional scrap collection and processing facilities in Colton, Lynwood, Irwindale, Pomona and Sun Valley, California; Phoenix, Arizona; Manchester, New Hampshire; Portland, Maine; and Springfield and Worcester, Massachusetts.

                4265 San Felipe, Suite 900/Houston, Texas 77027
                    P.O. Box 286/Houston, Texas 77002-0286
                   Telephone (713)627-3737/Fax (713)627-2737